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                                                                       Exhibit 5
                      FIRST TENNESSEE NATIONAL CORPORATION




January 18, 1994


Board of Directors
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN 38103

Gentlemen:

         I have acted as counsel to First Tennessee National Corporation, a Tennessee corporation (the "Company"), in connection with the registration on Form S-4, Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 485,218 shares (the "Securities") of Common Stock, par value $2.50 per share, of the Company and associated stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Agreement") between the Company and First Tennessee Bank National Association, as Rights Agent (the "Rights Agent"). The Securities are to be issued to shareholders of the common stock of Highland Capital Management Corp. ("HCMC") pursuant to the terms of the Agreement and Plan of Merger dated November 10, 1993, by and among the Company, First Tennessee Investment Management, Inc. and HCMC (the "Agreement"), in exchange for shares of HCMC's common stock owned by such shareholders. I have examined the originals or copies, certified or otherwise identified to may satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, it is my opinion that:

         1. When the Securities have been duly issued pursuant to the terms of the Agreement, the Securities will be validly issued, fully paid and nonassessable.

         2. Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Securities have been validly issued, the rights attributable to the Securities will be validly issued.

         In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts circumstances existing at that time and, accordingly, is beyond the scope of such opinion.





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         The foregoing opinion is limited to the federal laws of the United
States and the laws of the State of Tennessee, and I am addressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Proxy
Statement-Prospectus that is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Clyde A. Billings, Jr.